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                                     Exhibit 4.4
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                                HARVEYS CASINO RESORTS
                             1996 OMNIBUS INCENTIVE PLAN


1. PURPOSE. The purpose of the 1996 Omnibus Incentive Plan (the Plan') is to further the interests of Harveys Casino Resorts ( Harveys'), its Subsidiaries and its shareholders by enabling Harveys Board of Directors to award cash and equity based incentives to key employees. It is intended that the Plan will help secure, retain and motivate employees of the highest calibre and potential.

2.   DEFINITIONS.   For purposes of the Plan, the following terms shall have the meanings set forth below:

     (a) AWARD' means a grant of Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Awards, Dividend Equivalents or other forms of incentives under this Plan.

     (b) AGREEMENT' means a written agreement between Harveys and a Participant setting forth the terms and conditions of an Award.

     (c)   BOARD' means the Board of Directors of Harveys.

     (d) CAUSE' means (i) the willful and continued failure of a Participant to perform his or her duties other than such failure resulting from the Participant's incapacity due to physical or mental illness or injury; (ii) the conviction of the Participant of a felony; or (iii) the willful engaging by the Participant in misconduct which is materially injurious to Harveys.

     (e) CODE' means the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

     (f) COMMITTEE' means the committee of the Board established to administer the Plan, as described in Section 3 of the Plan.

     (g) COMMON STOCK' means the common stock of Harveys or any security of Harveys issued in substitution or exchange therefore.

     (h) DIVIDEND EQUIVALENT' means an award granted pursuant to Section 11 of the Plan.

     (i) DISABILITY' means disability as defined in the Participant's then-effective employment agreement, or if the Participant is not then a party to an effective employment agreement with Harveys which defines disability,
 Disability' means disability as determined by the Committee in accordance with standards and procedures similar to those under Harveys' long-term disability plan, if any. If disability is not defined in either an employment agreement or a long-term disability program, Disability' means any physical or mental disability which is determined to be total and permanent by a physician selected in good faith by Harveys.

     (j) EXCHANGE ACT' means the Securities Exchange Act of 1934, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder.

     (k) GAMING AUTHORITIES' means the Nevada Gaming Control Board and the Gaming Commission of the State of Nevada.

     (l) HARVEYS' means Harveys Casino Resorts, a Nevada corporation, or any successor to Harveys Casino Resorts.




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     (m)   INCENTIVE STOCK OPTION' means an option granted pursuant to Section 7 of this Plan which is intended to be, and meets the requirements of, an incentive stock option' under Section 422 of the Code.

     (n) NON-QUALIFIED STOCK OPTION' means any option granted pursuant to the provisions of this Plan which is not, and is designated as not being, an Incentive Stock Option.

     (o) PARTICIPANT' means any individual selected to receive an award under this Plan.

     (p) PERFORMANCE AWARD' means an Award granted pursuant to Section 10 of this Plan.

     (q) PLAN' means the Harveys Casino Resorts 1996 Omnibus Incentive Plan, as set forth herein and as in effect and as amended from time to time (together with any rules, regulations and guidelines promulgated thereunder).

     (r) PROGRAM GUIDELINES' means the guidelines for granting and administering Awards established pursuant to Section 3(c) of this Plan.

     (s) RELOAD STOCK OPTION' means any Non-Qualified Stock Option granted pursuant to the provisions of Section 7(g) of this Plan.

     (t) RESTRICTED STOCK' means the restricted shares of Common Stock granted pursuant to the provisions of Section 9 of this Plan.

     (u) RETIREMENT' means the voluntary retirement by the Participant from active employment with Harveys and its Subsidiaries (i) on or after attaining age 65, or (ii) on or after attaining age 60, with the consent of the Board and subject to such rules or requirements as may be established for such purpose.

     (v) STOCK APPRECIATION RIGHT' means an Award granted pursuant to Section 8 of this Plan.

     (w) SUBSIDIARY' means any corporation (other than Harveys) in an unbroken chain of corporations, including and beginning with Harveys, if each of such corporations, other than the last corporation in the unbroken chain, owns, directly or indirectly, more than fifty percent of the voting stock of one of the other corporations in such chain.

3.   ADMINISTRATION.     The Plan shall be administered by a Committee appointed
by the Board to administer the Plan.

     (a)  Committee Membership.    The Committee shall consist of not less than
three disinterested' directors within the meaning of Rule 16b-3 as promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation thereto. No member of the Committee shall be eligible to receive Awards under the Plan. The Board may from time to time remove members from the Committee, fill vacancies in the Committee and may select one of the members of the Committee as its chairman.

     (b)  Plan Administration.     The Committee shall have full and final
authority in its discretion to interpret the provisions of the Plan and to decide all questions of fact arising in its application; to determine the employees to whom Awards shall be made under the Plan; to determine the type of Award to be made and the amount, size, timing, and terms of each such Award; and to make all other determinations necessary or advisable for the effective administration of the Plan. The Committee may designate persons other than members of the Committee to carry out the day-to-day ministerial administration of the Plan and may seek independent advice and counsel from such professional advisors as it deems necessary; provided that the Committee may not delegate



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its authority regarding the selection of Participants and granting of Awards under the Plan. The Committee shall report all actions taken by it to the Board.

     (c) Program Guidelines. Without limiting the foregoing, Awards shall be determined and administered pursuant to Program Guidelines, not inconsistent with the provisions of this Plan, established from time to time by the Committee considering recommendations made by Harveys Chief Executive Officer and subject to confirmation by the Board. Program Guidelines shall be designed to further the purpose of the Plan and to ensure the administration of an effective and competitive incentive program based on Harveys needs and requirements from time to time.

     (d) Limitation of Liability. Neither the Board nor the Committee, nor any member of either or other employees designated to help administer the Plan, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan and the members of the Board and the Committee and such other employees shall be entitled to indemnification and reimbursement by Harveys in respect of any claim, loss, damage or expense (including, without limitation, attorney's fees) arising or resulting therefrom to the fullest extent permitted by law and/or any directors and officer's liability insurance coverage which may be in effect from time to time.

4.   COMMON SHARES SUBJECT TO AWARD.    The maximum aggregate number of shares
of Common Stock with respect to which Awards may be granted from time to time under the Plan to any or all Participants is 500,000 shares, subject to adjustment as provided in Section 15 of the Plan. The Common Stock issued under the Plan may be either previously authorized but unissued shares or treasury shares acquired by Harveys. In the event that any Award expires, lapses, is forfeited, is settled in cash in lieu of Common Stock or otherwise terminates, any shares of Common Stock allocable to the terminated portion of such Award may again be made subject to an Award under the Plan; provided, however, if a Participant has received the benefits of ownership with respect to the securities underlying an Award, including without limitation, the right to receive dividends or Dividend Equivalents, such shares may not again be made subject to an Award under the Plan.

5.   ELIGIBILITY.   Persons eligible to receive Awards under the Plan are
limited to those officers and other key employees of Harveys and its Subsidiaries who are determined to be in positions in which their decisions, actions and counsel significantly impact the profitability and success of Harveys.

6.   FORM OF AWARDS.     Awards may be made from time to time under the Plan and
pursuant to established Program Guidelines in the form of Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Awards, Dividend Equivalents or such other forms as the Committee may in its discretion deem appropriate, including, without limitation, any combination of the above. Awards shall be evidenced by written Award Agreements.

7. STOCK OPTIONS. Options for the purchase of Common Stock of Harveys shall be evidenced by Agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time, which Agreements shall contain in substance the following terms and conditions:

     (a)  TYPE OF OPTION.     Options granted under the Plan may be in the form
of Incentive Stock Options, Non-Qualified Stock Options or Reload Stock Options (sometimes referred to collectively as Option(s)', and each Option Agreement shall identify the type of Option represented thereby.

     (b) OPTION PRICE. The exercise price per share of the Common Stock subject to an Option shall be determined by the Committee, including without



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limitation, a determination based on a formula determined by the Committee;
provided, however, that the exercise price of an Incentive Stock Option or a Reload Stock Option shall not be less than one hundred percent of the Fair Market Value of the Common Stock on the date of grant of the Option , and, provided, further that no exercise price shall be less than the par value of Common Stock.

     (c) EXERCISE TERM. Each Option Agreement shall state the period or periods of time within which the Option may be exercised, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that no Option shall be exercisable prior to six months nor after ten years from the date of grant thereof. The Committee may, in its discretion, provide in the Agreement circumstances under which the Option shall become immediately exercisable, and may, notwithstanding the foregoing, accelerate the exercise of any outstanding Option at any time.

     (d) PAYMENT FOR SHARES. Options may be exercised, in whole or in part, by giving written notice to Harveys in such form as may be prescribed for such purpose. The purchase price of the shares with respect to which an Option is exercised shall be payable in full at the time of exercise in cash, by certified check, bank draft or money order payable to the order of Harveys or, if permitted by the Committee and applicable law, by delivery of, alone or in conjunction with a partial cash or instrument payment (i) a fully secured promissory note or notes, (ii) shares of Common Stock already owned by the Participant for at least six (6) months, or, (iii) some other form of payment acceptable to the Committee. The Committee may also permit Participants to simultaneously exercise Options and sell the shares of Common Stock thereby acquired, pursuant to a cashless exercise' arrangement or program, selected by and approved in all respects in advance by the Committee. Payment instruments shall be received by Harveys subject to collection.

     (e) RIGHTS UPON TERMINATION OF EMPLOYMENT. In the event that a Participant ceases to be an employee of Harveys or its Subsidiaries for any reason other than death, Disability, Retirement or termination by Harveys for Cause, the Participant shall have the right to exercise an Option during its term within a period of ninety days after such termination to the extent that the Option was exercisable at the time employment was terminated, or within such other period, and subject to such terms and conditions, as may be prescribed by the Committee. In the event that a Participant ceases to be an employee of Harveys or its Subsidiaries due to death, Disability or Retirement, the Participant or his or her successor shall have the right to exercise the Option during its term within a period of one year after such termination to the extent that the Option was exercisable at the time employment was terminated, or within such other period, and subject to such terms and conditions, as may be prescribed by the Committee. In the event of a Participant's termination by Harveys for Cause, all unexercised Options shall be forfeited and canceled.

     (f)  NON-TRANSFERABILITY.     No right or interest of a Participant in any
Award shall be pledged, encumbered or hypothecated to or in favor of any party, or shall be subject to any lien, obligation, or liability of such Participant to any party. Unless otherwise determined by the Committee (subject to the requirements of Section 7(i) below, no Award shall be assignable or transable by a Participant otherwise than by will or the laws of descent and distribution (except to the Corporation under the terms of the Plan); provided, however, that a Participant may, in accordance with Section 14 of the Plan, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any distribution, with respect to any Award, upon the death of the Participant. A beneficiary, guardian, legal representative, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Agreement applicable to such Participant, except to the extent the Plan and such Award Agreement otherwise provide with respect to such person, and to any additional restrictions deemed necessary or appropriate by the Committee.

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     (g)  RELOAD STOCK OPTIONS.    The Committee may, in its sole discretion,
provide in an Option Agreement relative to a Non-Qualified Stock Option that if a Participant delivers shares of Harveys Common Stock already owned by the Participant for at least six months in full or partial payment of the exercise price, the Participant shall automatically and immediately be granted a Reload Stock Option to purchase that number of shares of Common Stock delivered by the Participant to Harveys, on such terms as the Committee may prescribe not inconsistent with the Plan.

     (h) INCENTIVE STOCK OPTIONS. In the case of an Incentive Stock Option, each Option Agreement shall contain such other terms, conditions and provisions as the Committee determines necessary or desirable in order to qualify such option as a tax-favored Option (within the meaning of Section 422 of the Code, or any amendment thereof, substitute therefore, or regulation thereunder, including without limitation, the following: (i) The aggregate Fair Market Value (determined as of the time the Option is granted) of the Common Stock with respect to which the Incentive Stock Options are exercisable for the first time in any calendar year (under all plans of Harveys and its Subsidiaries) shall not exceed $100,000; and, (ii) No Incentive Stock Options shall be granted to any individual if at the time the Option is granted the individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Harveys or its Subsidiaries unless at the time such Options are granted the exercise price is at least 110 percent of the Fair Market Value of the Common Stock subject to Option and such Incentive Stock Option by its terms is not exercisable after five years from the date of grant.

     (i)  DERIVATIVE SECURITIES.   Awards which constitute derivative securities
(including any option, Stock Appreciation Right, or similar right; shall not be transferable by a Participant except by will or the laws of descent and distribution (except pursuant to a beneficiary designation authorized under Section 7(f) above; or, if then permitted under Rule 16b-3, pursuant to a qualified or other domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and, in the case of an Incentive Stock Option or, if then required by Rule 16b-3, any other derivative security granted under the Plan, shall be exercisable during the lifetime of a Participant only by such Participant or his legal representative.

8.   STOCK APPRECIATION RIGHTS.    Stock Appreciation Rights shall be evidenced
by Agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which Agreements shall contain in substance the following terms and conditions:

     (a)  AWARD.    Stock Appreciation Rights shall entitle a Participant,
subject to such terms and conditions prescribed by the Committee, to receive upon exercise thereof all or a portion of the excess of: (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise, above; (ii) a specified base value which shall not be less than 100 percent of the Fair Market Value of Harveys Common Stock at the time the right is granted, or, if connected with a previously issued Option, not less than 100 percent of the Fair Market Value of Harveys Common Stock at the time such Option was granted. Stock Appreciation Rights may be granted in connection with a previously or contemporaneously granted Option, or independent of any Option.

     (b) EXERCISE TERM. Each Agreement shall state the period or periods of time within which the Stock Appreciation Right may be exercised, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that no Stock Appreciation Right shall be exercisable prior to six months nor after ten years from the date of grant thereof. The Committee may, in its discretion, provide in the Agreement circumstances under which the Stock Appreciation Right shall become immediately exercisable, and may, notwithstanding the foregoing, accelerate the exercise of any Stock Appreciation Right at any time.


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     (c)  RIGHTS UPON TERMINATION OF EMPLOYMENT.  In the event that a
Participant ceases to be an employee of Harveys or its Subsidiaries for any reason other than death, Disability, Retirement or termination by Harveys for Cause, the Participant shall have the right to exercise a Stock Appreciation Right during its term within a period of ninety days after such termination to the extent that the Stock Appreciation Right was exercisable at the time employment was terminated, or within such other period, and subject to such terms and conditions, as may be prescribed by the Committee. In the event that a Participant ceases to be an employee of Harveys or its Subsidiaries due to death, Disability or Retirement, the Participant or his or her successor shall have the right to exercise a Stock Appreciation Right during its term within a period of one year after such termination to the extent that the Stock Appreciation Right was exercisable at the time employment was terminated, or within such other period, and subject to such terms and conditions, as may be prescribed by the Committee. In the event of a Participant's termination by Harveys for Cause, all unexercised Stock Appreciation Rights shall be forfeited and canceled.

     (d) PAYMENT. Upon exercise of a Stock Appreciation Right, payment shall be made in cash, in the form of Common Stock at Fair Market Value on the date of exercise, or in a combination thereof, as the Committee may determine.

     (e)  OTHER TERMS.   Stock Appreciation Rights shall be granted in such
manner and such form, and subject to such additional terms and conditions as the Committee in its sole discretion deems necessary or desirable in order to comply with any regulation or to further the purpose of the Plan, including without limitation to avoid insider trading liability or comply with other requirements under the Securities Exchange Act of 1934, as amended.

     (f) STOCK OPTIONS AND SARS. Notwithstanding anything to the contrary in Sections 7 or 8 of the Plan and subject to (i) adjustment under Section 15 of the Plan and (ii) the Plan maximum under Section 4, all Participants in the aggregate may not receive in any calendar year Awards of options and Stock Appreciation Rights, in the aggregate, exceeding 200,000 underlying Shares. Each individual Participant may not receive in any calendar year Awards of options or Stock Appreciation Rights exceeding 66,667 underlying Shares.

9. RESTRICTED STOCK AWARDS. Restricted Stock awards under the Plan shall consist of shares of Common Stock free of any purchase price or in consideration of such purchase price established by the Committee, restricted against transfer, subject to forfeiture, and subject to any other terms and conditions intended to further the purpose of the Plan, and shall be evidenced by Restricted Stock Agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which Agreements shall contain in substance the following terms and conditions:

     (a) RESTRICTION PERIOD. Restricted Stock awarded pursuant to this Plan shall be subject to such terms, conditions, and restrictions, including without limitation prohibitions against transfer, substantial risks of forfeiture and attainment of performance objectives, and for such period or periods as shall be determined by the Committee. The Committee may, in its sole discretion, provide in the Agreement circumstances under which the Restricted Stock shall become immediately transferable, and may, notwithstanding the foregoing, accelerate the expiration of the restriction period imposed on any Restricted Stock at any time.

     (b)  RESTRICTIONS ON TRANSFER.     Restricted Stock and the right to vote
such stock and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, except as herein provided, during the restriction period applicable to such shares. Notwithstanding the foregoing, and except as otherwise provided in the Plan, the Participant shall have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote such stock.


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     (c)  CERTIFICATES.  Each certificate issued in respect of Restricted Stock awarded to a Participant shall be held in escrow by Harveys or its designee and shall bear the following legend:

      This certificate and the shares of stock represented hereby are subject to the terms and conditions (including, without limitation, forfeiture provisions and restrictions upon transfer) contained in the Harveys Casino Resorts 1996 Omnibus Incentive Plan and an Award Agreement entered into between the registered owner hereof and Harveys Casino Resorts. Release from such terms and conditions shall obtain only in accordance with the provisions of the Plan and relevant Award Agreement, a copy of each of which is on file in the office of the Secretary of Harveys Casino Resorts.'

     (d)  LAPSE OF RESTRICTIONS.   The Agreement shall specify the terms and
conditions upon which any restrictions shall lapse, as determined by the Committee. The Committee may, notwithstanding the foregoing, accelerate the lapse of restrictions at any time. Upon the lapse of restrictions, shares of Common Stock free of any restrictive legend shall be issued to the Participant or his or her legal representative.

     (e) RIGHTS UPON TERMINATION OF EMPLOYMENT. In the event of a Participant's termination of employment with Harveys or its Subsidiaries prior to the lapse of restrictions as provided in the relevant award Agreement, or as otherwise determined pursuant to the provisions of the preceding sub-paragraph
(d), all shares of Restricted Stock as to which there still remains non-lapsed restrictions shall be forfeited by the Participant without payment of any consideration by Harveys, and neither the Participant nor any successors, heirs, assigns or personal representatives of the Participant shall thereafter have further rights or interest in such shares or certificates.

10. PERFORMANCE AWARDS. Performance Awards shall entitle Participants to future payments subject to requirements for continued employment and contingent upon the level of achievement of pre-established long-term performance objectives and shall be evidenced by written Performance Award Agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which Agreements shall contain in substance the following terms and conditions:

     (a) AWARD LEVELS. Individual award levels shall reflect (i) the relative ability of each Participant to impact the long-term performance and success of Harveys and its Subsidiaries, and (ii) competitive practice.

     (b) PERFORMANCE PERIOD. The Committee shall establish with respect to each Performance Award a performance period of not less than two years nor more than five years.

     (c)  PERFORMANCE TARGETS.     A range of performance targets incorporating
specified threshold and maximum levels shall be established with respect to each Performance Award. Recipients of Performance Awards shall be entitled to payment relative to all or a portion of Performance Awards based on the level of results achieved between threshold and maximum targets. No payment shall be made if established thresholds are not achieved.

     (d)  PERFORMANCE MEASURE.     Until otherwise determined by the Committee,
performance targets shall relate to corporate, subsidiary, division or business unit performance and may be established in terms of return on equity, return on assets, return on capital employed, net income, market price per share, cash flow, earnings per share, ratios of net income or cash flow to equity or assets. Multiple targets may be used and may have the same or different weighting, and may relate to absolute performance or relative performance measured against other companies or businesses. Once established, performance targets shall not be changed relative to the current performance period.



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     (e)  PAYMENT.  Following the conclusion of each performance period, the
Committee shall determine and certify the extent to which established performance targets have been attained, and any other terms and conditions satisfied, for such period. The Committee shall determine what, if any, payment is due relative to a Performance Award and whether such payment shall be made in cash, Common Stock, or a combination thereof. Payment shall be made in a lump sum or installments commencing as soon as practicable following the end of a performance period, unless deferred subject to such terms and conditions and in such form as may be prescribed by the Committee for such purpose.

     (f) RIGHTS UPON TERMINATION OF EMPLOYMENT. In the event that a Participant ceases to be employed by Harveys or a Subsidiary prior to the end of a performance period by reason of death or Disability, any Performance Award, to the extent earned under the applicable performance targets, shall be payable following the end of the performance period pursuant to the provisions of the Plan on a pro-rated basis according to the portion of the full performance period the Participant was employed by Harveys or a Subsidiary. Upon any other termination of employment, participation shall terminate forthwith and all outstanding Performance Awards shall be canceled.

     (g)  PERFORMANCE AWARDS. Notwithstanding anything to the contrary in this
Section 10, Performance Awards subject to performance criteria are intended to be qualified performance-based compensation' within the meaning of Section 162(m) of the Code and shall be paid solely on account of the attainment of one or more preestablished, objective performance goals within the meaning of
Section 162(m) and the regulations thereunder. The payout of any such Award to a Participant subject to Section 162(m) of the Code may be reduced, but not increased, at the discretion of the Committee.

     (h)  MAXIMUM YEARLY AWARDS.   Subject to adjustment under Section 15 and
subject to the Plan maximum under Section 4, all Participants in the aggregate may not receive in any calendar year stock-based Performance Awards exceeding, in the aggregate, 200,000 underlying shares of Common Stock. The maximum amount payable in respect of such Awards in any calendar year may not exceed 400,000 shares of Common Stock (or the then equivalent fair market value thereof) in the aggregate to all Participants and 133,333 Shares (or the then equivalent fair market value thereof) in the case of any individual Participant. In respect of cash-based Performance Awards, the aggregate amount of compensation to be paid to any Participant for such Awards granted in any calendar year shall not exceed $775,000.

11.  DIVIDEND EQUIVALENTS.    Dividend Equivalent Awards shall entitle
Participants to payments in an amount equal to the amount of cash or stock dividends declared on shares of Common Stock subject to Dividend Equivalent Awards during the period the Awards are outstanding for purposes of the Plan. The Committee shall establish such rules and procedures governing the crediting of Dividend Equivalents, including, without limitation, the amount, timing, form of payment and payment contingencies and/or restrictions on such Awards as it deems appropriate or necessary.

12. LOANS AND SUPPLEMENTAL CASH. Subject to applicable law and to further the purpose of the Plan, the Committee may provide, pursuant to the Plan and any Program Guidelines established for such purpose, supplemental cash payments or loans to Participants in connection with any or any part of an Award under the Plan.

13. VOLUNTARY DEFERRAL. Program Guidelines may be established which permit a Participant to elect to defer receipt of any payment of cash or any delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise, earn out or settlement of any Award made under the Plan. If any such election is permitted, rules and procedures for such deferrals shall be established, including, without limitation, the payment or crediting of reasonable interest or dividend equivalents.


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14.  DESIGNATION OF BENEFICIARY.   Each Participant to whom an Award has been
made under the Plan may designate a beneficiary or beneficiaries to exercise any option or to receive any payment which under the terms of the Plan and the relevant Award Agreement may become exercisable or payable on or after the Participant's death. At any time, and from time to time, any such designation may be changed or canceled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by Harveys. If no beneficiary has been designated, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant's estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise.

15. RECAPITALIZATION ADJUSTMENTS. In the event of any change in the outstanding Common Stock, including, without limitation, by reason of a stock dividend or distribution, stock split, reverse stock split, recapitalization, consolidation, subdivision, split-up, spin-off, split-off, combination, exchange of shares or the like, the Board shall adjust the number of shares of Common Stock which may be issued under the Plan and shall provide for an equitable adjustment of any outstanding Awards or shares issuable pursuant to outstanding Awards in order to preserve the value, rights and benefits of such Awards, including, without limitation, the aggregate number of shares of Common Stock for which Awards may be granted under the Plan, the number of shares covered by outstanding Awards and the exercise price or other price per share of Common Stock in respect of outstanding Awards.

16.  CERTAIN MERGERS.

     (a) Harveys as Surviving Corporation. If Harveys enters into or is involved in any merger, reorganization or other business combination with any person or entity (such merger, reorganization or other business combination to be referred to herein as a Merger Event') and as a result of any such Merger Event Harveys will be or is the surviving corporation, a Participant shall be entitled, as of the date of the execution of the agreement evidencing the Merger event (the Execution Date') and with respect to both exercisable and non-exercisable Options and/or Stock Appreciation Rights (but only to the extent not previously exercised), to receive substitute stock options and/or stock appreciation rights in respect of the shares of the surviving corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Options or Stock Appreciation Rights granted hereunder as of the date of the consummation of the Merger Event. Notwithstanding anything to the contrary in this Section, if any Merger Event occurs, Harveys shall have the right, but not the obligation, to pay to each affected Participant an amount in cash or certified check equal to the excess of the Fair Market Value of the Common Stock underlying any affected unexercised Options or Stock Appreciation Rights as of the Execution Date (whether then exercisable or not) over the aggregate exercise price of such unexercised Options and/or Stock Appreciation Rights, as the case may be.

     (b) HARVEYS NOT THE SURVIVING CORPORATION. If, in the case of a Merger Event in which Harveys will not be, or is not, the surviving corporation, and Harveys determines not to make the cash or certified check payment described in
Section 16(a) of the Plan, Harveys shall compel and obligate, as a condition of the consummation of the Merger Event, the surviving or resulting corporation and/or the other party to the Merger Event, as necessary, or any parent, subsidiary or acquiring corporation thereof, to grant, with respect to both exercisable and non-exercisable Options and/or Stock Appreciation Rights (but only to the extent not previously exercised), substitute options or stock appreciation rights in respect of the shares of common or other capital stock of such surviving or resulting corporation on such terms and conditions, as to the number of shares, pricing and otherwise, which shall substantially preserve the value, rights and benefits of any affected Options and/or Stock Appreciation Rights previously granted hereunder as of the date of the consummation of the Merger Event.

     (c)  CANCELLATION OF PREVIOUS AWARDS.   Upon receipt by an affected
Participant of any such cash, certified check, or substitute options or stock appreciation rights as a result of any such Merger Event, such Participant's affected Options and/or Stock Appreciation Rights for which such cash, certified check or substitute awards was received shall be thereupon canceled without the need for obtaining the consent of any such affected Participant.

     (d)  ADMINISTRATION.     The foregoing adjustments and the manner of
application of the foregoing provisions, including, without limitation, the issuance of any substitute stock options and/or stock appreciation rights, shall be determined in good faith by the Committee in its sole discretion. Any such adjustment may provide for the elimination of fractional shares.

17.  CHANGE OF CONTROL.

     (a) ACCELERATION OF AWARDS. Anything in the Plan to the contrary notwithstanding, if a Change of Control of Harveys occurs (i) all Options and/or Stock Appreciation Rights then unexercised and outstanding shall become fully vested and exercisable as of the date of the Change of Control, (ii) all restrictions, terms and conditions applicable to all Restricted Stock then outstanding shall be deemed lapsed and satisfied as of the date of the Change of Control, and (iii) the performance period shall be deemed completed, all performance goals shall be deemed attained at the highest levels and all Performance Awards shall be deemed to have been fully earned as of the date of the Change of Control. The immediately preceding sentence shall apply to only those Participants (A) who are employed by Harveys and/or one of its Subsidiaries as of the date of the Change of Control, or (B) to whom Section 17(c) below is applicable.

     (b)  PAYMENT AFTER CHANGE OF CONTROL.   Notwithstanding anything to the
contrary in the Plan, within thirty (30) days after a Change of Control occurs,
(i) the holder of an Award of Restricted Stock vested under Section 17(a)(ii) above shall receive a new certificate for such shares without the legend set forth in Section 9 of the Plan (and, in the case only of a Change of Control under Section 17(d)(i) of the Plan, such holder shall have the right, but not the obligation, to elect, within ten (10) business days after the Participant has actual or constructive knowledge of the occurrence of such Change of Control, to require Harveys to purchase such shares from the Participant at their then Fair Market Value, (ii) the holder of Performance Awards shall receive payment of the value of such grants in cash at the highest levels, and
(iii) in the case only of a Change of Control under Section 17(d)(i) of the Plan, the holders of any Options and/or Stock Appreciation Rights shall have the right, but not the obligation, to elect, within ten (10) business days after the Participant has actual or constructive knowledge of the occurrence of such Change of Control, to require Harveys to purchase such Options and/or Stock Appreciation Rights from the Participant for an aggregate amount equal to the then aggregate Fair Market Value of the Common Stock underlying such Awards tendered, less the aggregate exercise price of such tendered Awards.

     (c) TERMINATION AS A RESULT OF A CHANGE OF CONTROL. Anything in the Plan to the contrary notwithstanding, if a Change of Control occurs and if the Participant's employment is terminated before such Change of Control and it is reasonably demonstrated by the Participant that such employment termination (i) was at the request, directly or indirectly, of a third party who has taken steps reasonably calculated to effect the Change of Control, or (ii) otherwise arose in connection with or in anticipation of the Change of Control, then for purposes of this Section 17, the Change of Control shall be deemed to have occurred immediately prior to such Participant's employment termination (for all purposes other than those set forth in Section 17(b)(iii) of the Plan).

     (d) Change of Control. For the purpose of this Plan, Change of Control' shall mean:

          (i) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), other than Harveys or any person who on the effective date of this Plan is an officer or director of Harveys, of 25% or more of either (A) the shares of the Common Stock, or (B) the combined voting power of the voting securities of Harveys entitled to vote generally in the election of directors (the voting Securities'); provided, however, that the following acquisitions shall not constitute a Change of Control: (x) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Harveys or any Subsidiary, or
(y) any acquisition by any corporation if, immediately following such acquisition, more than 80% of the outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), is beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the Common Stock and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities; or

          (ii) Individuals who, as of the effective date of the Plan, constitute the Board (the Incumbent Board') cease thereafter for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by Harveys shareholders, was approved by at least a majority of the directors then serving and comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulations 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or

          (iii) Approval by the shareholders of Harveys of a reorganization, merger or consolidation, other than a reorganization, merger of consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation more than 80% of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and the Voting Securities; or

          (iv) Approval by the shareholders of Harveys of (A) a complete liquidation or substantial dissolution of Harveys, or (B) the sale or other disposition of all or substantially all of the assets of Harveys, other than to a Subsidiary, wholly-owned, directly or indirectly, by Harveys.

18.  TAX WITHHOLDING.    Harveys shall have the right to deduct from any payment
or settlement under the Plan, including, without limitation, the exercise of any Option, Stock Appreciation Right or Dividend Equivalent, or the delivery, transfer or vesting of any Common Stock or Restricted Stock, any federal, state, local or other taxes of any kind which the Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation. If the Committee in its sole discretion, permits shares of Common Stock to be used to satisfy any such tax withholding, such Common Stock shall be valued based on the Fair Market Value of such stock as of the date the tax withholding is required to be made, such date to be determined by the Committee. The Committee may establish rules limiting the use of Common Stock to meet withholding requirements by Participants who are subject to Section 16 of the Exchange Act.

19. RIGHT TO TERMINATE EMPLOYMENT.     Neither the adoption of the Plan, the
granting of any Award, nor the execution of any Award Agreement, shall confer upon any employee of Harveys or any Subsidiary any right to continued employment with Harveys or any subsidiary, as the case may be, nor shall it interfere in any way with the right, if any, of Harveys or any Subsidiary to terminate the employment of any employee at any time for any reason.

20. UNFUNDED PLAN. The Plan shall be unfunded and Harveys shall not be required to segregate any assets in connection with any Awards under the Plan. Any liability of Harveys to any person with respect to any Award under the Plan or any Award Agreement shall be based solely upon the contractual obligations that may be created as a result of the Plan or any such Award or Agreement. No such obligation of Harveys shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of Harveys or any Subsidiary. Nothing contained in the Plan or any Award Agreement shall be construed as creating in respect of any Participant (or beneficiary thereof or any other person) any equity or other interest of any kind in any assets of Harveys or any Subsidiary or creating a trust (except as provided in Section 21) or a fiduciary relationship of any kind between Harveys, any Subsidiary and/or any such Participant, any beneficiary thereof or any other person.

21. PAYMENTS TO A TRUST.     The Committee may cause to be established a
grantor trust agreement or several grantor trust agreements or similar arrangements from which the Committee may make payments of amounts due or to become due to any Participants under the Plan.

22. OTHER PLANS.   Participation in this Plan shall not affect a Participant's eligibility to participate in any other compensation or benefit plan of Harveys or its Subsidiaries and any Awards made pursuant to this Plan shall not be used in determining any benefits or payments provided under any other plan unless specifically provided to the contrary.

23. LISTING, REGISTRATION AND OTHER LEGAL COMPLIANCE. No Awards or shares of Common Stock shall be required to be issued or granted under the Plan unless legal counsel for Harveys shall be satisfied that such issuance or grant will be in compliance with all applicable federal and state securities laws and
regulations and any other applicable laws or regulations.   The Committee may
require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information as the Committee may deem necessary or advisable, be executed or provided to Harveys to assure compliance with all such applicable laws or regulations. Certificates for shares of Restricted Shares and/or Common Stock delivered under the Plan may be subject to such stock transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, or any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. In addition, if, at any time specified herein (or in any Award Agreement or otherwise) for, (i) the making of any Award, or the making of any determination, (ii) the issuance or other distribution of Restricted Shares and/or Common Stock, or (iii) the payment of amounts to or through a Participant with respect to any Award, any law, rule, regulation or other requirement of any governmental authority or agency shall require either Harveys, any Subsidiary or any Participant (or any estate, designated beneficiary or other legal representative thereof) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken. With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of SEC Rule 16b-3. To the extent any provision of the Plan or any action by the administrators of the Plan fails to so comply with such rule, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

24. AMENDMENT AND TERMINATION.

    (a)  In General.    The Board may suspend or terminate the Plan (or any
portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable to insure that any and all Awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit Harveys or the Participants to benefit from any change in applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of Harveys or any Subsidiary; provided, however, that no such amendment to the Plan shall, without shareholder approval (i) except as provided in Section 15 of the Plan, materially increase the number of shares of Common Stock which may be issued under the Plan, (ii) materially modify the requirements as to eligibility for participation in the Plan, (iii) materially increase the benefits accruing to Participants under the Plan (other than amendments which would not require shareholder approval under SEC Rule 16b-3), or (iv) extend the termination date of the Plan. No such amendment, suspension or termination shall materially adversely affect the rights of any Participant under any outstanding Awards.

    (b) OUTSTANDING AWARDS. The Committee may, in its discretion, amend or modify at any time and from time to time, and not inconsistent with this Plan, the terms and provisions of any outstanding Award; provided, however, that no such amendment or modification shall materially adversely affect the rights of any Participant without the consent of such Participant.

25. GOVERNING LAW. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and in no way shall limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.

26. EFFECTIVE DATE AND TERM. The Plan shall be effective upon its adoption by the Board, subject to (i) the approval of the Plan by Harveys shareholders in accordance with SEC Rule 16b-3 and Section 422 of the Code; and (ii) all necessary approvals of the Gaming Authorities. The Plan shall remain in effect until all Awards made thereunder have been satisfied by the issuance of Common Stock or the payment of cash; provided, that no further Award shall be granted after ten years from the date the Plan is first adopted.

    IN WITNESS WHEREOF, this Plan is adopted by Harveys on this 22nd day of February, 1996.



                        HARVEYS CASINO RESORTS


                        By:/s/ Thomas M. Yturbide

                        Title: Chairman of the Board